Exhibit 5.1

Silverman Shin & Byrne PLLC

Wall Street Plaza

88 Pine Street

22nd Floor

New York, NY 10005

212.779.8600

Facsimile: 212.779.8858

April 20, 2018

Board of Directors

Hemispherx Biopharma, Inc.

One Penn Center

1617 JFK Boulevard

Philadelphia, Pennsylvania 19103

Ladies and Gentlemen:

Re:	Registration Statement on Form S-3 (No 333-205228); 6,600,000 Shares of Common Stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as counsel to Hemispherx Biopharma, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 6,600,000 shares (the “Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 4, 2015 (Registration No. 333-205228) (as so filed and amended, the “Registration Statement”), a base prospectus dated August 4, 2015 included in the Registration Statement at the time it originally became effective (the “Base Prospectus”) and a prospectus supplement dated as of the date hereof filed with the Commission pursuant to Rule 424(b) of the Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to Securities Purchase Agreements, dated as of April 19, 2018, by and between the Company and the investors named therein (the “Securities Purchase Agreements”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Securities Purchase Agreements, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.

We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated April 20, 2018 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Silverman Shin & Byrne PLLC
Silverman Shin & Byrne PLLC